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                                  [LETTERHEAD]


                                February 19, 1997







Getchell Gold Corporation
5460 S. Quebec St., Ste. 240
Englewood, Colorado 80111

          Re:  GETCHELL GOLD CORPORATION, COMMON STOCK $.0001 PAR VALUE

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") which Getchell Gold Corporation, a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of Common Stock, par value of $.0001 per share (the "Shares") to be sold by the Company under the 1996 Long Term Equity Incentive Plan and the 1996 Stock Option Plan for Outside Directors (together, the "Plans"). We are familiar with the proceedings undertaken and to be taken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plans and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.


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          We consent to your filing this opinion as an exhibit to the
Registration Statement.

                                   Very truly yours,

                                   /s/ Latham & Watkins

                                   LATHAM & WATKINS